Exhibit 10.87


TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604

[TVA LOGO]

This Agreement is entered into on the 11th day of February 2004 by and between The Video Agency, Inc. ("TVA"), a California corporation, with its offices at 3950 Vantage Ave., Studio City, CA 91604, and Invisa, Inc. hereafter referred to as "Client" with its principal offices at 4400 Independence Court, Sarasota, Florida 34234.

Client Contact:                 Executive Producer:  Jeffrey Goddard
Client Title:                   Segment Producers:   Andrea Goodstein/Jill Brown
Client Phone: 941-355-9361      TVA Phone:           (818) 505-8300
Client Fax: 941-355-9373        TVA Fax:             (818) 505-8370

Whereas, TVA produces and places pre-approved broadcast Spotlights for TV news affiliates and cable stations, TV newsmagazines and talk shows, airlines (in-flight programming); feature news articles for trade magazines & journals; radio, newspapers and websites;

Whereas, Client wishes to receive a combined MediaBlitz!(R) and Level III
Package;

Definitions:

o MediaBlitz!(R) PACKAGE - TV Radio, Print campaign generating an estimated 43,032,000 Gross Viewer Impressions.

o LEVEL III PACKAGE: Production of 1/2 hr. TV Special (documercial), corporate video, in-flight video, DVD, CD, internet streaming package with a minimum of six months of airline and promotion.

o VNR: a broadcast-quality 90-second narrated Video News Release, followed by up to 13 minutes of B-Roll and Sound Bites, distributed via satellite and Beta Broadcast Masters for inclusion on national and local news programs and talk shows.

o TV NEWS SPOTLIGHT: A 2-8 minute segment featured on national TV newsmagazines.

o NEWSPAPER FEATURE: 1-3 column news articles with photo and contact info distributed to over 10,000 newspapers (mainly major market dailies and weeklies), reaching over 20 million readers.

o RNR: 60 second Radio News Release professionally recorded and distributed in script form and on CD to 6,600 radio stations for use on regular news, music and talk shows.

Whereas TVA has offered its services to the Client, and the Client has chosen to hire TVA to perform these services; For mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to as follows:

1.   PRODUCTION GUARANTEES

TVA will provide the following productions for Client: 1/2 hr. TV Special (documercial), TV news Spotlight (up to 8-min), Video News Release (VNR), In-flight Video, eBroadcasting version, Corporate Video (up to 10-min), Tradeshow Loop Presentation, Internet Streaming Video, 1-3 column News Features with photo and contact info, and RNR. Productions include complete Scripting (two drafts and a polish per Feature) to Client's approval; up to four days of Shooting both on locations approved by Client and on a state-of-the-art sound stage and news set in Hollywood, CA;


TVA Letter of Agreement
Confidential  Page 1  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


Emmy winning news anchor; accredited on-camera news reporter; Voice-over narration; unlimited Stock Footage from in-house library (16 years of archived production footage); Complete Post Production / Editing with Graphics, Digital Editing on Media 100s; Production Insurance, TVA's Location and Travel expenses and Per Diem, Director and Producer Fees; printing, postage and mailing, news clippings, readership reports. Also includes all overhead and administrative expenses.

2.   MEDIA PLACEMENT GUARANTEES

TVA represents, warrants and agrees that:

a) Client is guaranteed up to 13 live-to-tape interviews on a leading national business/investment TV talk show during the six month term of this campaign. Each episode reaches 29 million television and cable TV homes in over 250 U.S. cities and as a Radio program in five key East Coast markets. Client's appearance on the TV show is highlighted in a weekly E-Mail Program Update, sent to 250,000 opt-in subscribers. Each episode is also broadcast worldwide on the Internet from a family of financial web sites. A National Press Release is issued with each appearance to more than 2200 media outlets, publicizing Client's story and appearance on the Program. Client may choose to appear in person or the interview can be conducted via phone or Satellite, from virtually any TV studio in the world.

b) Client's 1/2 hr. TV Special (documercial), TV News Spotlight and/or VNR will air for at least six months on national and local cable, satellite and broadcast affiliates throughout the U.S. and Canada. Programs will air as regular (non-paid) programming and as sponsored programming.

c) TVA guarantees a minimum of 1,500 TOTAL AIRINGS generated from a combination of cablecasts and broadcasts. Airings will take place between 6:30 am and 10:30 pm daily - with the majority expected to be during primetime hours (5:30 pm-10:30 pm). TVA guarantees a minimum of 500,000 broadcast audience impressions based on Nielsen Rating Systems and 100,000,000 cable households. Cable audience is estimated at 5,400,000 viewers based on 2% of cable subscriber base and 2.7 viewers per household.

d) TVA guarantees at least 12 TV Spotlight airings on MSNBC Canada. VNR is guaranteed to run nationwide on at least 200 Fox Net cable affiliates.

e) Spotlight is also guaranteed to air daily on at least one major Airline (most likely UNITED) for at least one month as in-flight programming.

f) Client is also guaranteed to receive a minimum of 400 NEWSPAPER (News Feature) placements, 400 Radio station (RNR) placements and 1-5Feature Story articles in MAGAZINES from a list pre-approved by Client.

g) Monthly Spotlight capsules with updated news and links to Client's website and eBroadcast/streaming video version of TV News Spotlight will be placed in a major financial newsletter and distributed to 650,000 opt-in subscribers including: 250,000+ financial services professionals, 50,000+ key corporate decision makers and 350,000+ investors.

Client will receive monthly: a usage map plus actual clippings from newspapers and magazines, detailed broadcast affidavits, bar charts, pie charts and circulation data--verifying the guaranteed number of placements and audience impressions. TV, Print and Radio elements provided by TVA are subject to editing by media outlets.

2.b  NATIONAL PLACEMENT/DISTRIBUTION/MONITORING (PDM) OF YOUR TV NEWS SPOTLIGHT:

Scope of Service
----------------

Our Spotlight DPM Service will consist of:

o Distribution via satellite and/or cassette to over 200 broadcast stations and cable systems

o Inclusion of your segment in the Transmission Bulletin sent to programmers two weeks prior to feed.

o    Hosted lead-in, with graphics introducing your segment.


TVA Letter of Agreement
Confidential  Page 2  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


o Optional viewer response mechanism (i.e. toll free number or web address/URL) at the end of your segment.

o A visual credit of your company's name at the end of the program (Our thanks to ...").

o    One copy of the completed show for your files.

o Final distribution report including listings of all stations use VNM for the specific month, broken down by market rank.

2.c  NATIONAL PLACEMENT/DISTRIBUTION/MONITORING (PDM) OF YOUR VIDEO NEWS RELEASE

Scope of Service Our PDM Service will consist of:
----------------

o Multiple electronic transmission of Video News Release (VNR) advisories via the AP Express Newswire to more than 800 television news points and via U.S. Newswire to thousands of daily newspapers, wire services, weekly news magazines, industry trade publications and online news outlets.

o    Full VNR scripts transmitted on the newswire.

o    50 pitch calls by news placement specialists.

o Two Satellite feeds of VNR to stations - one afternoon and one morning within 48 hours of original feed.

o Exclusive: dual electronic usage tracking via Teletrax, the world's first global television tracking system, and SIGMA with daily and weekly updates.

o    Exclusive: NewsIQ online usage tracking

o Daily reporting for the first five days and weekly reports for the next four weeks, including audience demographics and station coverage maps as part of your final report. Reports available on Portfolio, your 24/7 online private site that tracks the history of all your VNR projects.

o Exclusive: Video asset posted on Newstream.com, the multimedia news portal that reaches more than 11,000 online news and information sites.

o Provide a private-labeled, bound, final usage report at the end of the tracking period.

3.   PROMOTIONAL ELEMENTS

a) Client will receive Five Hundred (500) fully packaged VHS, CD or DVD copies of the Corporate Video or TV News Spotlight as part of this Agreement, with the option to purchase more at guaranteed competitive prices. Client is free to use any vendor if TVA cannot match their written quote.

b) Client's complete Spotlight transcript, company logo, capsule description and links to Client's site will be featured for at least six months on one or more of TVA's news portals: www.businessworldnews.com;
     www.businessworldnews.tv; www.healthworldnews.tv,
     www.entertainmentworldnews.tv, as well as TVA's news affiliates: www.b-tv.com, www.moneytv.net and http://stockhouse.ca/news/

c) Client will also receive Video Streaming of Client's Spotlight from TVA's servers for at least six months.

4.   GRANT OF RIGHTS

a) TVA hereby grants to Client the complete, unconditional and exclusive worldwide ownership in perpetuity of the 1/2 hr. TV Special (documercial), Corporate Video, Tradeshow Loop Presentation, and Internet Streaming versions. Client shall, accordingly, have the sole and exclusive right to copyright any such materials in its name, as the sole owner and author thereof (it being understood that for such purposes TVA shall be Client's "employee for hire" as such term is defined in the United States Copyright
     Act). TVA grants to Client the rights to: a) approve Scripts prior to Shooting; b) approve final edited corporate version; c) receive additional VHS, DVD, or CD copies of all materials at guaranteed rates. Client is free to use any vendor if TVA cannot match their written quote.

b) Client grants to TVA all rights to edit, distribute, exhibit, syndicate and market worldwide (via cable, network TV, satellite, cruise lines, airlines, video, internet, CD-ROM, etc.) in perpetuity all programming created for broadcast,


TVA Letter of Agreement
Confidential  Page 3  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


     purposes under this Agreement. TVA and its partners retail complete ownership and editorial content of its TV and Radio shows and websites.

5.   BILLING

     This Agreement is to be carried out on a fixed fee basis. Of the total production, media and promotion elements contained in this package, TVA shall be responsible for all costs associated with this Agreement and the actions required or contemplated on the part of TVA hereby, provided however, that Client agrees to pay TVA three tranches of 25,000 INSA common shares each with no restrictions. Delivery of INSA common shares issued in the name of Jeffrey Goddard, a natural person/Media Consultant shall be deemed full payment to TVA under this Agreement. There shall be no additional charges to Client without mutual written consent. Payment schedule will be as shown in Schedule B. When final payment falls due, an adjustment in cash or free trading INSA shares will be made to ensure Jeffrey Goddard has received stock valued at no less than $225,000.00.

     Retention Incentive Payment: If at least half of all INSA shares received from Client are held until June 31, 2004, Jeffrey Goddard will receive 10,000 INSA common shares, to be received by July 15, 2004.

     Bonus Payment: If TVA delivers at least 2,250 televised airings (i.e. 750 additional airings), Client will consider a second TVA media project of at least equal value within three months or pay an additional $30,000 in INSA free trading shares or cash within one month after receiving proof of airings.

6.   PRODUCTION SCHEDULE

     A complete Production Schedule ("Schedule B") is attached hereto. TVA's ability to provide this production/media/promotion package for the price offered requires a firm commitment from Client to adhere to the Production Schedule.

7.   RESPONSIBILITIES OF CLIENT

     Client agrees to provide: prior to Shooting: visual subjects called for in the approved script such as slides, photographs, testimonial letters, existing stock footage, company artwork, logos, etc.; Shooting locations, interviewees, working products (if applicable), technical person to ensure product performance; Company representative with approval authority to accompany camera crew during Shooting (changes after approval may be billable); timely approvals of all elements of production; prompt payments; overnight express and shipping charges. Any unreasonable delay (more than 2 weeks past the approved Schedule) caused by Client could modify the responsibility of TVA as to completion date, guarantees and fees. Client agrees to cooperate fully with TVA to enable the production to be completed within the mutually approved timeframe (Schedule B). Any payment not made within a timely manner shall accrue interest at the rate of one and one-half percent (1.5%) per month. Client also agrees not to engage in business directly with TVA employees, vendors, and/or independent contractors during the term of this Agreement and for a period of twelve
     (12) months after the termination of this Agreement, unless there was a pre-existing relationship with Client.

8.   MUTUAL INDEMNIFICATION

     TVA indemnifies Client and assumes responsibility for all materials it provides for in connection with this Agreement. Client assumes responsibility and indemnifies TVA for all materials, products, and personnel provided by Client and truthfulness, accuracy and legality of claims made by Client in script and on-camera.

9.   CANCELLATION/RESCHEDULING FEES

     This Agreement commences and becomes binding upon faxed acceptance by both parties and continues throughout the Term. Client agrees to pay a $3,500 rescheduling fee should Client fail to meet the approved Shoot Date without written notice one week in advance. The parties hereto agree that damages arising from a breach of this Agreement would be difficult or impossible to quantify. Should Client cancel or cause Production to be unreasonably delayed for any reason (other than gross negligence, non-performance or breach on the part of TVA) beyond the timeframe budgeted for in Schedule B, Client agrees to pay TVA 25% of contract total (in addition to payments already made) as liquidated damages.


TVA Letter of Agreement
Confidential  Page 4  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


10.  SCHEDULES

     The additional terms and conditions in "Schedule A" and Production/Payment "Schedule B" attached hereto are hereby incorporated herein by this reference.

     AGREED AND ACCEPTED BY:                   AGREED AND ACCEPTED BY:

     /s/ [illegible]                           /s/ Jeffrey Goddard
     ---------------------------------         --------------------------------
     Title: President & COO                    Title: CEO
            --------------------------                -------------------------
     Date:  2/13/04                            Date:  2/13/04
            --------------------------                -------------------------





TVA Letter of Agreement
Confidential  Page 5  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


                  SCHEDULE A - ADDITIONAL TERMS AND CONDITIONS

1. CONTROLLING LAW. This Agreement shall be deemed to have been executed and delivered in Los Angeles County, California. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of California, including the Uniform Commercial Code as enacted in that jurisdiction, without giving effect to the principals of conflicts of law thereof.

2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

3. NON-WAIVER. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of alike kind or nature.

4. SEVERABILITY. In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, such other terms, conditions and provisions shall remain binding and effective.

5. ENTIRE AGREEMENT/AMENDMENT. This represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, between the parties. This Agreement may be amended or modified only by a written instrument signed by both parties. TVA makes no guarantees as to effect these services will have on Client's share price or revenues.

6. DISPUTES. Any and all differences, disputes or controversies arising out of or in connection with this Agreement shall be submitted to arbitration who is mutually selected by all parties; in Los Angeles, California under the then prevailing rules of the American Arbitration Association. The parties hereby agree to abide by and perform any award rendered in such arbitration, including reasonable attorney fees (if awarded at the arbitrator's discretion). Judgment upon any such award rendered may be entered in any court having jurisdiction thereof.

7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute the same instrument.

8. NO FURTHER DUTIES. Except as expressly provided herein, the parties shall have no further duties of obligations whatsoever to each other during or following the term of this Agreement.

9. NO PARTNERSHIP OR AGENCY. Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or employer-employee relationship between the parties hereto.

10. AUTHORITY. The individuals signing this agreement warrant and represent that they each have the actual authority to enter into this Agreement and to perform the obligations hereunder on behalf of the parties to this license.

11. HEADLINES. Paragraph headings used in the agreement are for the convenience of reference only and in no way define, extend, limit or decide the scope of the agreement or the intent of any provision thereof.

12. CONSTRUCTION. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof, and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

13. REMEDIES CUMULATIVE; LIMITATION. All remedies set forth in this Agreement are cumulative and are in addition to any remedies now or later allowed by law. In no event, however, shall the Client be entitled to aggregate damages in excess of the contracted price for any or more breaches by TVA of the terms of this Agreement, nor shall Client be entitled to consequential or incidental damages due to any breach or default of TVA in connection with this agreement.

14. TIME OF ESSENCE. Time is of the essence of each provision of this Agreement.


TVA Letter of Agreement
Confidential  Page 6  2/13/04

TVA                                       Los Angeles  New York  Washington D.C.
3950 Vantage Ave.                                 Chicago  Denver  San Francisco
Studio City, CA 91604


                                   SCHEDULE B
                          Production/Payment Schedule*

PRE-PRODUCTION

Feb 11-March 17--Receive signoff/first payment; Review existing materials, Research competitive environment, Conduct Creative Strategy Sessions, Develop Strategic Image Objectives, Develop Scripts and Text for TV, Video, Airlines, Newspapers and Radio. Develop interview questions for TV and Radio talk shows. Secure Production team, Shoot Dates, Reporters, Locations and provide all Pre-Production prep.

PRODUCTION

March 17-April 18 -- Upon approval of Scripts for 1/2 hr. TV Special, TV News, Spotlight, Radio and Newspaper Features, receive second 1/3 of total payment. Commence Shooting at Client's designated locations and in Studio. Complete Post Production (editing, graphics, narration, music, audio mixing, duplication of Broadcast masters, etc.) Create Media Advisory for Video News Release; Secure Airline placement of In-flight video. Distribute Newspaper and Radio Features. Commence pitching for Magazine Feature Stories.

DISTRIBUTION

April 19-30 -- Upon approval of finished 1/2 hr. TV Special and Media Advisory for the Video News Release, receive final 1/3 payment. Distribute 1/2 hr. TV Special, TV Spotlight and VNR via satellite and Beta Broadcast Masters to Broadcast, Cable and Satellite Networks. Distribute Broadcast Master to Airlines. eBroadcast to 650,000 opt-in subscribers; Distribute Media Advisory via fax and email one week prior to satellite feed of VNR. Broadcast Video News Release via satellite feeds; Create DVD, CD or VHS replications of Corporate Video and/or TV News Spotlight and deliver to Client. Create Trade Show Loop Presentation and Internet Streaming version of TV News Spotlight and deliver to Client.

MONITORING

May-October** Provide VNR feed report; Continue interviews on TV and Radio talk shows. Compile and present 3 ring binder with usage map, actual clippings from Newspapers, detailed TV and Radio broadcast affidavits, bar charts, pie charts and circulation data--verifying the guaranteed number of placements and audience impressions. Provide monthly updates showing new placements. Continue tracking, monitoring, compiling reports, looking for additional utilization and distribution opportunities to maximize return on Client's investment.


 * Subject to stable shooting conditions; expedient payments and approvals by Client during each of the production phases).

** Or longer if placements continue to occur.


TVA Letter of Agreement
Confidential  Page 7  2/13/04